Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-122582) pertaining to the Nalco Holding Company 2004 Stock Incentive Plan and the Registration Statement (Form S-3 No. 333-157772) of Nalco Holding Company and in the related Prospectuses of our report dated February 26, 2010, with respect to the consolidated financial statements and schedules as of December 31, 2009 and for each of the years ended December 31, 2009 and 2008 of Nalco Holding Company and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Chicago, Illinois

February 25, 2011